Consent of Independent Registered Public Accounting Firm

The Board of Directors
Till Capital Ltd.:

We consent to the use of our auditors’ report dated April 29, 2015, with respect to the consolidated balance sheet of Till Capital Ltd. as of December 31, 2014 and the related consolidated statements of comprehensive loss, changes in equity, and cash flows for the ten-month period ended December 31, 2014, incorporated herein by reference.

We also consent to the use of our auditors’ report dated February 20, 2014, with respect to the consolidated balance sheet of Resource Holdings Ltd. as of December 31, 2013 and 2012, and the related consolidated statements of comprehensive loss, changes in equity, and cash flows for the year ended December 31, 2013 and for the period from August 20, 2012 (Date of Incorporation) to December 31, 2012, incorporated herein by reference.

/s/ KPMG Audit Limited

Chartered Professional Accountants
Hamilton, Bermuda
May 1, 2015

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